EXHIBIT 23.2

                        CONSENT OF DELOITTE & TOUCHE LLP


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INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement No. 333-93619 of NCRIC Group, Inc. on Form S-8 of our report dated February 15, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Note 1 in the consolidated financial statements regarding the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets"), appearing in this Annual Report on Form 10-K of NCRIC Group, Inc. for the year ended December 31, 2002.

/s/Deloitte & Touche LLP
McLean, VA

March 31, 2003